EXHIBIT 11


                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES
                  Computation of Earnings Per Share (unaudited)
                    (In thousands, except per share amounts)



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

                                                                                 Three Months Ended March 31,
PRIMARY                                                                         1996                        1995
                                                                          --------------              ---------------

Earnings:
     Net income applicable to primary earnings per share calculation      $      13,653                $       6,560
                                                                          ==============              ===============

Weighted average number of shares outstanding                                   145,236                      137,816
                                                                          ==============              ===============

Net income per share - primary                                            $        0.09                $        0.05
                                                                          ==============              ===============



FULLY DILUTED

Earnings:
     Net income                                                           $      13,653                $       6,560
     Add:   Interest relating to 5.5% convertible
               subordinated notes, net of tax                                     1,630                        1,630
            Amortization of issuance costs relating
               to 5.5% convertible subordinated notes, net of tax                   111                          111
                                                                          --------------              ---------------
     Net income applicable to fully diluted earnings
            per share calculation                                         $      15,394                $       8,301
                                                                          ==============              ===============

Weighted average number of shares outstanding:
     Common shares                                                              145,236                      137,816
     Additional shares relating to conversion of
        5.5% convertible subordinated notes                                       6,505                        6,505
                                                                          --------------              ---------------
                                                                                151,741                      144,321
                                                                          ==============              ===============

Net income per share - fully diluted (a)                                  $        0.10                $        0.06
                                                                          ==============              ===============

     (a) This calculation is submitted in accordance with Regulation S-K item 601 (b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.


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